Exhibit 99.2
BioScrip CEO Henry F. Blissenbach to Retire June 30
Executive Chairman Richard H. Friedman Appointed Interim CEO
Elmsford, NY and Minneapolis, MN — February 27, 2006 — BioScrip, Inc. (Nasdaq: BIOS) announced today that the Company’s Chief Executive Officer, Henry F. Blissenbach, will retire upon the expiration of his contract, effective June 30, 2006. BioScrip Executive Chairman, Richard H. Friedman will assume the role of interim Chief Executive Officer at that time, while the Company’s board of directors identifies a replacement. Mr. Blissenbach will serve as a consultant to the Company for one year following the end of his contract. Mr. Friedman will become more active in daily operations as Mr. Blissenbach completes his tenure.
Mr. Friedman stated, “We thank Hank for his vision and efforts in putting MIM Corporation and Chronimed Inc. together.”
Commenting on his departure from the Company, Mr. Blissenbach stated, “It has been a great privilege to contribute to the combination of these businesses. BioScrip is poised to execute on its strategy of expansion in specialty pharmacy and infusion.”
About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty medication distribution and clinical management services, both nationally and community-based; and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 31 community pharmacy locations in 26 major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:
Barry A. Posner	Rachel Levine
Executive Vice President	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 914-460-1638 (NY direct line)	Tel: 646-284-9439
Tel: 952-979-3750 (MN direct line)
Email: bposner@bioscrip.com	Email: rlevine@hfgcg.com
###

2